UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report

(Date of earliest event reported):

June 21, 2005

ESCHELON TELECOM, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

000-50706	41-1843131
(Commission File No.)	(IRS Employer Identification No.)

730 Second Avenue

Minneapolis, MN  55402

(Address of principal executive offices and zip code)

(612) 376-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

Global Crossing Bandwidth. Inc., Global Crossing Telecommunications, Inc. (together “Global Crossing”) and Eschelon Telecom, Inc. (“Eschelon”) have settled their litigation, Global Crossing Bandwidth, Inc. v. Eschelon Telecom, Inc., No. 05 CV 6055T(F), pending in the United States District Court for the Western District of New York.  In the suit, Global Crossing alleged that Eschelon owed approximately $8.4 million in unpaid pre-subscribed inter-exchange carrier charges (PICC) and further sought a declaratory ruling that Global Crossing could terminate the agreement.  The parties entered into a settlement agreement as of June 21, 2005 in which they have agreed to release each other from all claims related to the PICC dispute and to amend their Carrier Services Agreement.  The settlement agreement provides for Eschelon to pay Global Crossing $5 million and Global Crossing to credit Eschelon’s future bills for approximately $564,000 over the next six months.

Under the terms of the settlement, the Carrier Services Agreement, which had provided that Global Crossing was Eschelon’s exclusive provider of voice and data services, subject to certain exceptions, and that Eschelon had a purchase commitment of $100 million, has been amended to shorten the term of the agreement to July 1, 2006, to eliminate the exclusivity, purchase commitment and shortfall provisions and to provide that Global Crossing will be Eschelon’s preferred provider for Internet transit and long haul data private line needs.  The amendment is effective immediately.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 23, 2005	Eschelon Telecom, Inc.

/s/ Geoffrey M. Boyd
	By:	Geoffrey M. Boyd
	Title:	Chief Financial Officer